                                         AMERICAN CONSUMERS, INC.
                                        NET INCOME PER COMMON SHARE

                                                EXHIBIT 11

                                                   THIRTEEN WEEKS ENDED         TWENTY-SIX WEEKS ENDED
                                               ----------------------------  -----------------------------
                                               November 30,    December 1,    November 30,    December 1,
                                                   2002           2001            2002           2001
                                               -------------  -------------  --------------  -------------

Net income (loss) for computing income (loss)
  per common share                             $      20,066  $   (136,400)  $      (9,765)  $   (179,449)
                                               =============  =============  ==============  =============


Weighted average number of common shares
  outstanding during each period                     817,657       826,559         819,384        826,562
                                               =============  =============  ==============  =============


Net income (loss) per common share             $       0.025  $     (0.165)  $      (0.012)  $     (0.217)
                                               =============  =============  ==============  =============


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